Exhibit 99.1

FOR IMMEDIATE RELEASE
NanoString Technologies Releases Operating Results for Second Quarter of 2018
SEATTLE - August 7, 2018 - NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, today reported financial results for the second quarter of 2018.
Second Quarter Financial Highlights

•	Total product and service revenue of $20.4 million, 11% year-over-year growth

•	Consumables revenue of $12.8 million, including $2.5 million of Prosigna® IVD kits, 16% year-over-year growth

•	Instrument revenue of $5.5 million, 9% year-over-year decrease

•	Service revenue of $2.1 million, 68% year-over-year growth

•	Collaboration revenue recognized of $4.6 million and cash received from collaborators of $8.2 million

“We generated strong second quarter results that included total consumables revenue at the upper end of our guidance, record service revenue driven by strong demand for our Digital Spatial Profiling Technology Access Program and growth of our instrument installed base of more than 20% over the prior year,” stated Brad Gray, president and chief executive officer of NanoString. “For fiscal 2018, we expect to generate double-digit growth in our product and service revenue and we are raising our revenue guidance for the year.”
Recent Business Highlights
nCounter Platform

•	Increased installed base to approximately 670 nCounter® Analysis Systems at June 30, 2018.

•	Announced a record number of more than 50 nCounter-based abstracts presented at the American Society of Clinical Oncology (ASCO) conference held June 1-5, 2018, in Chicago, Illinois.

•
Entered into a collaboration with the National Cancer Institute (NCI) to facilitate the clinical validation and utility of novel immune-based gene signatures by incorporating the PanCancer IO 360™ Gene Expression Panel into NCI-sponsored clinical trials.

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Entered into a collaboration with a major CAR-T cell drug developer to discover biomarkers of T-cell fitness and product characterization that can be deployed into the manufacturing process for their CAR-T product. In parallel, we are developing new panel products intended to address the rapidly growing field of adoptive cell therapy which now includes more than 60 biopharma companies.

Digital Spatial Profiling (DSP) Platform

•
Established a network of three Centers of Excellence committed to pioneering the utility of the DSP platform. The Broad Institute will explore spatial genomics and single-cell biology utilizing next-generation sequencing as the read-out platform for DSP. The Netherlands Cancer Institute will focus on clinical applications and biomarker development on the DSP platform. Oregon Health & Science University will integrate DSP technology with the latest state-of-the-art imaging technologies and image analysis algorithms.

•	Initiated Early Access launch to include five additional laboratories expected to receive the first available DSP instruments beginning in the fourth quarter of 2018.
Financing

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Completed an underwritten public offering of 4,000,000 shares of our common stock at a price to the public of $12.50 per share, with net proceeds of approximately $47 million. We intend to use the net proceeds of the offering for the development and launch of the DSP platform, the continued commercialization of our portfolio of nCounter-based products, and for general corporate purposes and working capital.

Second Quarter Financial Results
Product and service revenue for the three months ended June 30, 2018 increased by 11% to $20.4 million, as compared to $18.3 million for the second quarter of 2017. Instrument revenue was $5.5 million, 9% lower than the prior year period. The number of instrument units sold was approximately flat as compared to the same period in 2017, which supported installed base growth of over 20% as compared to the prior year period. The lower instrument revenue recorded was due primarily to a shift in instrument sales mix towards our SPRINT systems during the quarter, with SPRINT representing approximately 50% of systems sold. Consumables revenue, excluding Prosigna, was $10.3 million for the second quarter of 2018, an increase of 12% over the second quarter of 2017, with growth driven primarily by sales of our panel products. Prosigna IVD kit revenue was $2.5 million for the quarter, an increase of 37% over the second quarter of 2017, as more testing providers commenced providing services and testing volumes increased, most significantly in territories outside of the United States. Service revenue was $2.1 million, an increase of 68% over the second quarter of 2017, reflecting increased service contracts associated with our growing installed base of nCounter instruments, as well as demand for our DSP technology access programs. Gross margin on product and service revenue was 58% for the second quarter of 2018, compared to 55% for the second quarter of 2017, reflecting increased consumable revenue as a percentage of our overall sales mix, as well increasing sales of our panel products as a percentage of our life sciences consumables revenue.
Collaboration revenue totaled $4.6 million for the quarter, compared to $16.3 million for the second quarter of 2017. The second quarter of 2017 included a significant amount of deferred revenue recognized as a result of the termination of our collaboration agreements with Medivation and Astellas. Cash received from collaborators totaled $8.2 million during the quarter, primarily reflecting an expected increase in activity relating to our collaboration with Lam Research in the second half of 2018.
Research and development expense increased by 32% to $14.6 million for the second quarter of 2018 versus $11.0 million for the second quarter of 2017, reflecting investments in new products and technologies under development, including our DSP and Hyb & Seq technologies. Selling, general and administrative expense increased by 11% to $20.6 million for the second quarter of 2018 compared to $18.6 million for the prior year period, reflecting investments made in sales and marketing, including expenses directly related to our growth in product and service revenue, and increases in administrative costs for audit and related activities pursuant to our compliance with the Sarbanes Oxley Act.
Net loss for the three months ended June 30, 2018 was $20.6 million, or a loss of $0.80 per share, compared with $4.6 million, or $0.20 per share, for the second quarter of 2017. The net loss figure for the second quarter of 2017 was materially impacted by the recognition of a significant amount of deferred collaboration revenue during that period.
Outlook for 2018
The company updated its guidance for fiscal 2018 with results expected as follows:

•	Total product and service revenue of $79 million to $81 million, an increase from previous guidance of $75 million to $80 million

•	Total revenue of $104 million to $106 million, an increase from previous guidance of $100 million to $105 million

•	Gross margin on product and service revenue of 57% to 59%, an increase from previous guidance of 56% to 58%

•	Selling, general and administrative expenses of $76 million to $78 million, unchanged from previous guidance

•	Research and development expenses of $57 million to $60 million, to be partially offset by approximately $20 million expected to be received from Lam Research, unchanged from previous guidance

•	GAAP net loss of $68 million to $72 million, compared to previous guidance of $65 million to $75 million

•	Net loss per share of $2.50 to $2.70, compared to previous guidance of $2.60 to $2.90 per share
Conference Call
Management will host a conference call today beginning at 1:30 pm PT / 4:30 pm ET to discuss these results and answer questions. Individuals interested in listening to the conference call may do so by dialing (888) 793-9492 for domestic callers, or (734) 385-2643 for international callers. Please reference Conference ID 5267568. To listen to a live webcast, please visit the investor relations section of the company’s website at: www.nanostring.com. A replay of the call will be available beginning August 7, 2018 at 7:30pm ET through midnight ET on August 14, 2018. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 5267568. The webcast will also be available on the company’s website for one year following the completion of the call.
About NanoString Technologies, Inc.
NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company's nCounter Analysis System has been employed in life sciences research since it was first introduced in 2008 and has been cited in more than 2,000 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company's technology is also being used in diagnostics. The Prosigna Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer. In addition, the company collaborates with biopharmaceutical companies in the development of companion diagnostic tests for various cancer therapies, helping to realize the promise of precision oncology.
For more information, please visit www.nanostring.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expectations for future revenue growth, the impact of new products on the company's rate of growth, the impact of expanding into new markets, the anticipated timing for shipment of new platforms, including DSP, anticipated benefits of the company’s collaboration relationships, the anticipated use of the net proceeds from the company’s July 2018 underwritten public offering, the timing of development funding and its estimated 2018 operating results. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; delays or denials of reimbursement for diagnostic products; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or clinical studies; adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.
The NanoString Technologies logo, NanoString, NanoString Technologies, Breast Cancer 360, Hyb & Seq, nCounter, PanCancer IO 360, PlexSet and Prosigna are registered trademarks or trademarks of NanoString Technologies, Inc. in various jurisdictions.
Contact
Douglas Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768

NANOSTRING TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue:
Instruments	$5,488	$6,035	$10,162	$10,505
Consumables	10,281	9,194	19,638	17,786
In vitro diagnostic kits	2,521	1,835	4,687	3,274
Services	2,094	1,246	3,942	2,510
Total product and service revenue	20,384	18,310	38,429	34,075
Collaboration	4,615	16,282	9,655	18,581
Total revenue	24,999	34,592	48,084	52,656
Costs and expenses:
Cost of product and service revenue	8,552	8,224	16,247	15,387
Research and development	14,585	11,038	28,417	21,839
Selling, general and administrative	20,649	18,644	40,086	36,210
Total costs and expenses (a) (b)	43,786	37,906	84,750	73,436
Loss from operations	(18,787)	(3,314)	(36,666)	(20,780)
Other income (expense):
Interest income	204	150	442	297
Interest expense	(1,604)	(1,528)	(3,167)	(3,029)
Other income, net	(349)	184	(284)	197
Total other income (expense), net	(1,749)	(1,194)	(3,009)	(2,535)
Net loss before provision for income taxes	(20,536)	(4,508)	(39,675)	(23,315)
Provision for income taxes	(65)	(47)	(128)	(92)
Net loss	$(20,601)	$(4,555)	$(39,803)	$(23,407)
Net loss per share, basic and diluted	$(0.80)	$(0.20)	$(1.55)	$(1.06)
Shares used in calculating basic and diluted net loss per share	25,757	22,672	25,619	22,121

(a) Includes $2.9 million and $2.8 million of stock-based compensation expense for the three months ended June 30, 2018 and 2017, respectively, and $5.8 million and $5.1 million for the six months ended June 30, 2018 and 2017, respectively.

(b) Includes $1.1 million and $0.9 million of depreciation and amortization expense for the three months ended June 30, 2018 and 2017, respectively, and $2.0 million and $1.7 million for the six months ended June 30, 2018 and 2017, respectively.

NANOSTRING TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	June 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$24,286	$26,136
Short-term investments	26,406	51,419
Accounts receivable, net	17,387	19,564
Inventory, net	17,596	20,057
Prepaid expenses and other	5,934	4,745
Total current assets	91,609	121,921
Property and equipment, net	14,453	14,057
Other assets	655	784
Total assets	$106,717	$136,762
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,107	$4,092
Accrued liabilities	3,801	4,507
Accrued compensation and other employee benefits	7,977	8,634
Customer deposits	9,502	8,945
Deferred revenue, current portion	9,878	9,229
Deferred rent, current portion	582	512
Total current liabilities	36,847	35,919
Deferred revenue, net of current portion	3,264	3,304
Deferred rent and other liabilities, net of current portion	8,263	8,499
Long-term debt, net of debt issuance costs	49,725	48,931
Total liabilities	98,099	96,653
Total stockholders’ equity	8,618	40,109
Total liabilities and stockholders’ equity	$106,717	$136,762